EXHIBIT 99.1

Company Contact: Mark L. Weinstein, President & CEO Ted I. Kaminer, CFO Tel: (267) 757-3000 Porter, LeVay & Rose, Inc. Linda Decker, VP — Investor Relations Tel: 212-564-4700
FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES ANNOUNCES SECOND QUARTER 2008
FINANCIAL RESULTS
NEWTOWN, PA, July 30, 2008 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its financial results for the second quarter and six months ended June 30, 2008.
Financial results for the second quarter and first half of fiscal 2008 include the operating results of Phoenix Data Systems (“PDS”) as a result of the acquisition of PDS, which was completed March 24, 2008.
Financial highlights for the second quarter and first half of 2008 include:
•	Service revenues increased 61.0% to $15.2 million for the second quarter fiscal 2008 as compared to $9.5 million for the same period in fiscal 2007. Six months 2008 service revenues increased 44.4% to $26.4 million, as compared to $18.3 million for the same period in 2007. Second quarter service revenue includes $4.3 million attributable to PDS.

•	Operating income increased 138.3% to $1.6 million for the second quarter fiscal 2008 as compared to operating income of $674,000 for the second quarter fiscal 2007. For the first half of 2008, operating income increased 134.8% to $2.8 million as compared to $1.2 million for the first half of 2007.

•	Net income increased 114.8% to $1.1 million, or $0.07 per fully diluted share, for second quarter fiscal 2008 as compared to $494,000, or $0.04 per fully diluted share, in the second quarter fiscal 2007. For the first half of 2008, net income increased 111.9% to $1.9 million, or $0.13 per fully diluted share, as compared to $889,000, or $0.07 per fully diluted share, in the first half of 2007.

•	Backlog increased 44.6% to $115.8 million, as of June 30, 2008, as compared to $80.1 million as of June 30, 2007. Backlog as of June 30, 2008 includes $17.2 million attributable to PDS.
Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “The integration of the PDS acquisition is proceeding as planned. Together Bio-Imaging and Phoenix Data Systems offer a more comprehensive set of clinical trial services to our pharmaceutical and biotechnology customers. The acquisition of Phoenix Data Systems expands our core clinical trial services business into the rapidly growing electronic data capture market and leverages our global operational capabilities and sales and marketing reach into pharmaceutical and biotechnology companies.”
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Mr. Weinstein added, “We continue to experience strong year-over-year operating results and are particularly pleased with our first full quarter of combined operating results with PDS. Based on the strength of our backlog and positive trends in service revenue and operating income, we are increasing our full year 2008 service revenue guidance to $53 to $56 million from $52 to $55 million and increasing our earnings per share guidance to $0.23 to $0.25 per share from our previous guidance of $0.22 to $0.24 per share. This guidance includes financial results of PDS from the acquisition date through the end of the year, and the earnings per share calculation includes the additional 2.3 million shares issued March 24, 2008 pursuant to the acquisition.”
“Second quarter 2008 results include CapMed revenue of $113,000 and operating expenses of $789,000. The increase in CapMed’s operating expenses over previous quarters is primarily the amortization associated with the release of our on-line Personal Health Record (PHR) product. I am pleased to announce that we are still on schedule to launch our Staywell Health Management collaboration later this quarter.”
Mr. Weinstein concluded, “We are pleased with our first six months results and particularly pleased with our first full quarter of combined operating results with PDS. Although our integration efforts are not complete, we are on schedule for where we thought we would be in the process. Given our strong operating results and balance sheet, we continue to seek additional acquisitions and strategic alliances that build on our core clinical trial service platforms.”
Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EDT to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers, conference ID# 56203548 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, conference ID# 56203548. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.
Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its Core Labs in Newtown, PA, and Leiden, The Netherlands, along with business offices in the United States, The Netherlands, Germany and France. Phoenix Data Systems, Inc., a subsidiary of Bio-Imaging Technologies, is a leading global clinical data services provider of electronic data capture (EDC) services and a comprehensive array of broadly interoperable eClinical data solutions to the pharmaceutical and biotechnology industries. Phoenix Data Systems delivers full service EDC, a unique combination of electronic data capture, interactive voice response, reporting, and data management solutions. Through its CapMed Personal Health Management Suite, Bio-Imaging provides its Personal HealthKey™ technology, the PHR software and CapMed Patient Portal allowing patients to better monitor and manage their health care information. Additional information about Bio-Imaging is available at www.bioimaging.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	06/30/08	06/30/07	06/30/08	06/30/07
Service revenues	15,222	9,457	26,383	18,267
Reimbursement revenues	4,073	2,229	7,151	4,495

Total revenues	$19,295	$11,686	$33,534	$22,762

Costs and expenses:
Cost of revenues	8,576	5,477	14,882	10,754
Cost of reimbursement revenues	4,073	2,229	7,150	4,495
Sales & marketing expenses	2,822	1,739	4,799	3,299
General & admin. expenses	2,046	1,490	3,709	2,909
Amortization of intangible assets related to acquisitions	172	77	235	130

Total cost and expenses	17,689	11,012	30,775	21,587

Income from operations	1,606	674	2,759	1,175
Interest income (expense) – net	98	149	251	306

Income before taxes	1,704	823	3,010	1,481
Income tax provision	643	329	1,126	592

Net income	1,061	494	1,884	889

Basic earnings per share	$0.07	$0.04	$0.14	$0.08

Weighted average number of shares – basic	14,279	11,602	13,157	11,535

Diluted earnings per share	$0.07	$0.04	$0.13	$0.07

Weighted average number of shares – diluted	15,168	12,654	14,114	12,668
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)
ASSETS

	June 30, 2008	December 31, 2007
Current assets:

Cash and cash equivalents	$15,047	$17,915
Accounts receivable	9,782	5,881
Prepaid expenses and other current assets	1,639	1,235
Deferred income taxes	2,952	2,930

Total current assets	29,420	27,961

Property & equipment net	8,946	7,980
Intangibles, net	2,288	450
Goodwill	27,820	6,025
Other assets	679	641

Total assets	$69,153	$43,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,819	$1,864
Accrued expenses and other current liabilities	6,124	4,616
Deferred revenue	16,525	11,664
Current maturities of capital lease obligations	92	97

Total current liabilities	25,560	18,241

Long-term capital lease obligations	69	—
Deferred income taxes	638	691
Other liabilities	606	597

Total liabilities	26,873	19,529

Stockholders’ equity:
Common stock	4	3
Additional paid-in capital	41,840	25,084
Accumulated other comprehensive gain	262	151
Retained earnings (accumulated deficit)	174	(1,710)

Total stockholders’ equity	42,280	23,528

Total liabilities & stockholders’ equity	$69,153	$43,057

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Six Months Ended
	06/30/08	06/30/07
Cash flows from operating activities:
Net income	1,884	889
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,709	1,073
Provision for deferred income taxes	(258)	(364)
Bad debt benefit	(27)	—
Non-cash stock based compensation expense	250	196
(Gain) loss on foreign currency options	—	(10)
Changes in operating assets and liabilities:
Decrease (Increase) in accounts receivable	766	(488)
(Increase) decrease in prepaid expenses and other current assets	(205)	57
Increase in other assets	(24)	(45)
Increase (decrease) in accounts payable	626	(445)
Increase in accrued expenses and other current liabilities	1,098	754
Increase in deferred revenue	987	2,159
Increase in other liabilities	24	5

Net cash provided by operating activities	$6,830	$3,781

Cash flows from investing activities:
Purchases of property and equipment	(2,005)	(1,784)
Net cash paid for acquisition, net of cash acquired	(8,193)	(3,565)

Net cash used in investing activities	$(10,198)	$(5,349)

Cash flows from financing activities:
Payments under equipment lease obligations	(111)	(274)
Excess tax benefit related to stock options	50	—
Proceeds from exercise of stock options	352	150

Net cash provided by (used in) financing activities	$291	$(124)

Effect of exchange rate changes on cash	$209	$8

Net decrease in cash and cash equivalents	(2,868)	(1,684)
Cash and cash equivalents at beginning of period	17,915	16,167

Cash and cash equivalents at end of period	$15,047	$14,483

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